Exhibit 8(z)(3)

Schedule A Revision Pioneer 8-18-2017

[Retail]

Schedule A

to

Participation Agreement

Between

Amundi Pioneer Distributor, Inc.

(formerly, Pioneer Funds Distributor, Inc.)

and

Transamerica Advisors Life Insurance Company

Dated

March 1, 2005

EFFECTIVE AS OF AUGUST 18, 2017

SEPARATE ACCOUNTS

Merrill Lynch Life Variable Annuity Separate Account D

CONTRACTS

FUNDS

Pioneer High Yield Fund – Class A

Pioneer Fund – Class A

Pioneer Real Estate Shares Fund – Class A

Pioneer Select Mid Cap Growth Fund – Class A

*Shall not exceed 0.25